FOR IMMEDIATE RELEASE:


      California Amplifier Completes Merger with Vytek

      * Combined business to be aligned into Products and Solutions Divisions

      * Key management changes announced


OXNARD, CA, April 12, 2004 - California Amplifier, Inc. (Nasdaq: CAMP) announced today that it has completed the merger with Vytek Corporation. Vytek is a provider of hardware and software solutions and services that enable wireless and wireline access to information and media content.

Under the terms of the merger agreement that was announced on December 23, 2003, California Amplifier issued approximately 8.2 million shares of common stock to acquire Vytek, with a purchase price valuation of approximately $92 million.

Ira Coron, Chairman of California Amplifier, stated: "The Vytek merger represents a major step in meeting the long term strategic objectives of California Amplifier to expand our Company into growth markets with higher margin potential. The combined company should benefit from an increase in served available markets, a broadening of the customer base and increased technology resources. It's a good fit."

California Amplifier's existing Satellite business unit and the legacy products portion of the existing Wireless Access business unit will be combined to form the new Products Division. Patrick Hutchins, formerly California Amplifier's Vice President of Operations, has been appointed President of the Products Division.

The newly acquired business of Vytek will operate as the California Amplifier's Solutions Division. Tracy Trent, formerly Chief Operating Officer of Vytek, has been appointed President of the Solutions Division.

"These appointments bring together the right mix of talent and expertise and establish a structure that supports our growth as we transition to a new era," said Fred Sturm, California Amplifier's Chief Executive Officer. "Both Tracy and Pat are experienced and proven leaders. Each will play a critical role in expanding California Amplifier's technology, service and product offerings and positioning the Company to anticipate and address the future needs of our customers and the markets we serve."

Prior to his role as COO of Vytek, Mr. Trent served as CEO of Stellcom, a leader in the development and deployment of mobile computing technologies, services and solutions for enterprises and technology providers. Stellcom was acquired by Vytek in April 2003. Mr. Trent also served in senior executive roles from 1993 to 2000 at SAIC where he established and managed several technology divisions including the Automotive Network Exchange (ANX) and the Health Solutions organization. Before joining SAIC, Mr. Trent held business development roles at Digital Equipment Corporation and Sun Microsystems. He holds a Master's degree in Management of Technology from MIT's Sloan School of Management.

Mr. Hutchins joined California Amplifier in 2001 and has played a key role in maintaining and building upon California Amplifier's strong industry reputation as a world class supplier of RF-based reception and transmission products. From 1997 until 2001, Mr. Hutchins served in general management capacities with several units of Chloride Group PLC and Genlyte Thomas LLC, most recently serving as the President and General Manager of Chloride Systems, a division of Genlyte Thomas. He holds a Bachelors of Science Degree in Electrical Engineering from North Carolina State University and a Masters in Business Administration from the University of North Carolina at Wilmington.

California Amplifier also announced today that Kris Kelkar has tendered his resignation as Senior Vice President of Wireless Access Products. Mr. Kelkar, who joined California Amplifier in 1995, will continue his relationship with the Company on a consulting basis, exploring and evaluating additional strategic growth opportunities. Mr. Sturm commented, "Although Kris has decided to pursue other career interests, I am glad that he has agreed to continue to be available to help us grow the Company."

California Amplifier's Chief Financial Officer Rick Vitelle will continue to serve in that capacity with the post-merger company. James Ousley, Vytek's former President and CEO, is expected to join California Amplifier's Board of Directors before the end of this month.

About California Amplifier, Inc.
California Amplifier, Inc. designs, produces and markets system and subsystem products and software applications that enable the delivery of video, data and voice content via wireline or RF transmission media. The Company also provides professional consulting and engineering services associated with these wireline and wireless technologies. These products, applications and engineering services are marketed to entertainment and telecommunications service providers, original equipment manufacturers, and enterprise customers. California Amplifier, Inc. is headquartered in Ventura County, California. For more information visit: www.calamp.com.

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
       Crocker Coulson                    Rick Vitelle
       Partner                            Chief Financial Officer
       CCG Investor Relations             California Amplifier, Inc.
       (818) 789-0100                     (805) 987-9000, extension 8344
       crocker.coulson@ccgir.com

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